Exhibit 10.1
2024 Award Agreement under the
Voya Financial, Inc.
2019 Omnibus Employee Incentive Plan

Grantee:

Grant Date: February 21, 2024

Restricted Stock Units Granted:

Performance Share Units Granted:

Article 1 General
1.1Capitalized terms used but not defined in this agreement (this “Agreement”) shall, unless the context otherwise requires, have the same definition as in the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan (the “Plan”). Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.
1.2This Award is subject to the terms and conditions of the Plan and as set forth below in this Agreement. The provisions of this Agreement shall govern and prevail in the event of any conflict with the Plan. Any conflicting or inconsistent term of this Agreement shall be interpreted and implemented by the Committee in a manner consistent with the Plan.

1.3Grantee has read the Plan and this Agreement, and accepts and agrees to the terms and conditions thereof and hereof.

Article 2 Awards
2.1Award of RSUs.

(a)Award. Grantee is hereby granted the number of restricted stock units (“RSUs,” and each an “RSU”) indicated above immediately adjacent to the caption “Restricted Stock Units Granted”. Each RSU represents a conditional right to receive one share of Common Stock, subject to Article 3.1(a).

(b)Grant Date. The grant date of this Award of RSUs is the date indicated above immediately adjacent to the caption “Grant Date” (the “Grant Date”).

(c)Consideration. No consideration is payable by Grantee in respect of this Award of RSUs.

2.2Award of PSUs.

(a)Award. Grantee is hereby granted the number of performance share units (“PSUs,” and each a “PSU”) indicated above immediately adjacent to the caption

Exhibit 10.1
“Performance Share Units Granted”. Each PSU represents a conditional right to receive a number of shares of Common Stock subject, and determined according, to Article 3.1(b)(ii).

(b)Grant Date. The grant date of this Award of PSUs is the Grant Date.

(c)Consideration. No consideration is payable by Grantee in respect of this Award of PSUs.

Article 3 Vesting and Delivery of Award
3.1Scheduled Vesting Dates.

(a)Vesting of Awards of RSUs. Subject to Articles 3.2 and 3.4 below, this Award of RSUs will vest one-third on each of February 18, 2025, February 17, 2026 and February 16, 2027 (each, a “Vesting Date”), provided that Grantee is still Employed by the Company on such Vesting Date. Any fractional shares that would otherwise vest on a Vesting Date will vest on the last Vesting Date. In the event that there are any fractional shares on the final Vesting Date, the number of RSUs that vest on the final Vesting Date will be rounded up to the nearest whole share. As soon as practicable following each Vesting Date (but in any event no later than the end of the calendar year in which such Vesting Date occurs), one share of Common Stock shall be delivered to Grantee in respect of each RSU which vested on such Vesting Date.

(b)Vesting of Awards of PSUs.

(i)Subject to Articles 3.3 and 3.4 below, this Award of PSUs will vest on February 16, 2027 (the “PSU Vesting Date”), provided that Grantee is still Employed by the Company on the PSU Vesting Date. In the event that there are any fractional shares on the PSU Vesting Date, the number of PSUs that vest on the PSU Vesting Date will be rounded up to the nearest whole share.

(ii)As soon as practicable following the PSU Vesting Date (but in any event no later than March 15 of the calendar year in which the PSU Vesting Date occurs), a number of shares of Common Stock shall be delivered to Grantee in respect of each PSU that vested on the PSU Vesting Date equal to the number of such PSUs multiplied by a performance factor (a “Performance Factor”) applicable to the period beginning on January 1 of the year in which the Grant Date falls and ending on December 31 of the year immediately preceding the PSU Vesting Date (such period, the “Performance Period”). The Performance Factor for the Performance Period will be determined based on the level of achievement, over the course of the Performance Period, of the performance goals set forth in Annex A hereto. Grantee understands and acknowledges that the Performance Factor may be zero if applicable minimum goals are not met,

Exhibit 10.1
and that the Performance Factor may not exceed the maximum amount set forth in Annex A.

3.2Termination of Employment – RSUs.

(a)If Grantee is Retirement-Eligible and ceases to be Employed by the Company for any reason other than Cause prior to the last Vesting Date, then any unvested RSUs shall continue to vest, and shares of Common Stock will continue to be delivered, according to the schedule (and as otherwise) set forth in Article 3.1(a).
(b)If Grantee is not Retirement-Eligible and ceases to be Employed by the Company prior to the last Vesting Date by reason of:

(i)involuntary termination of Grantee’s Employment by the Company for any reason other than (A) due to Grantee’s death or Disability or (B) for Cause, then, as of the Termination Date, a number of unvested RSUs equal to the number of RSUs that would have vested on the next succeeding Vesting Date following the Termination Date multiplied by the Pro Rata Factor, will vest, and one share of Common Stock shall be delivered to Grantee in respect of each such vested RSU as soon as practicable following the Termination Date (but in any event no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs), and any RSUs that remain unvested after application of this Article 3.2(b)(i) shall be forfeited; or

(ii)Grantee’s death or an involuntary termination of Grantee’s Employment on account of Disability, then any unvested RSUs shall vest as of the date of such death or such Termination Date, and one share of Common Stock shall be delivered to Grantee, or to Grantee’s beneficiary or estate, as the case may be, in respect of each such vested RSU as soon as practicable following the date of death or such Termination Date (but in any event no later than March 15 of the calendar year following the calendar year in which the death or such Termination Date occurs).

(c)If Grantee ceases to be Employed by the Company by reason of termination of Grantee’s Employment by the Company for Cause, regardless of whether Grantee is Retirement-Eligible on the Termination Date, then all unvested RSUs shall immediately lapse and be forfeited for no consideration on the date the notice of termination of Employment is given to Grantee.

3.3Termination of Employment – PSUs.

(a)If Grantee is Retirement-Eligible and ceases to be Employed by the Company for any reason other than Cause prior to the PSU Vesting Date, then any unvested PSUs shall continue to vest, and shares of Common Stock will continue to be delivered, according to the schedule (and as otherwise) set forth in Article 3.1(b),

Exhibit 10.1
and the number of shares of Common Stock to be delivered to Grantee in respect of each such vesting PSU will be determined in accordance with Article 3.1(b)(ii).

(b)If Grantee is not Retirement-Eligible and ceases to be Employed by the Company prior to the PSU Vesting Date by reason of:

(i)involuntary termination of Employment by the Company for any reason other than (A) due to Grantee’s death or Disability or (B) for Cause then, as of the Termination Date, a number of PSUs equal to the number of PSUs that would have vested on the PSU Vesting Date, multiplied by the Pro Rata Factor, shall vest, and a number of shares of Common Stock shall be delivered to Grantee in respect of each such vested PSU, such number to be determined in accordance with Article 3.1(b)(ii) using the actual Performance Factor calculated with respect to the Performance Period following the conclusion of the Performance Period; the shares of Common Stock (if any) so calculated shall be delivered to Grantee as soon as practicable following the PSU Vesting Date (but in any event no later than March 15 of the calendar year in which the PSU Vesting Date occurs), and any PSUs that remain unvested after application of this Article 3.3(b)(i) shall be forfeited; or

(ii)Grantee’s death or an involuntary termination of Grantee’s Employment on account of Disability, then a number of shares of Common Stock shall be delivered to Grantee, or to Grantee’s beneficiary or estate, as the case may be, such number to be determined in accordance with Article 3.1(b)(ii) using (A) if the Committee shall have determined, prior to the date of death or such Termination Date, a Performance Factor with respect to the Performance Period (including a Performance Factor calculated on an interim basis with respect to the Performance Period, if the Committee shall have made such a determination), the most recently determined Performance Factor for the Performance Period or (B) if no such Performance Factor shall have been determined with respect to the Performance Period prior to the date of death or such Termination Date, a Performance Factor of 100%; the shares of Common Stock (if any) so calculated shall be delivered to Grantee, or to Grantee’s beneficiary or estate, as the case may be, as soon as practicable following the date of death or such Termination Date (but in any event no later than the earlier of (1) March 15 of the calendar year following the calendar year in which the date of death or such Termination Date occurs, or (2) if the Termination Date occurs on or after the last day of the Performance Period, the date that such PSUs would otherwise have been paid).

(c)If Grantee ceases to be Employed by the Company by reason of termination of Grantee’s Employment by the Company for Cause, regardless of whether Grantee is Retirement-Eligible on the Termination Date, then all unvested PSUs shall

Exhibit 10.1
immediately lapse and be forfeited for no consideration on the date the notice of termination of Employment is given to Grantee.
3.4Change in Control or Termination of Employment – All Awards.

(a)In the event of a Change in Control, the provisions of Section 3.6 of the Plan shall govern the treatment of this Award, which provisions shall supersede any provision of this Agreement that is inconsistent with such Section 3.6; provided that, with respect to RSUs subject to this Award, if Grantee is Retirement-Eligible, (i) Section
3.6.1 of the Plan shall apply only if the Change in Control also constitutes a “change in control event” within the meaning of Treasury Regulations §1.409A-3(i)(5), and
(ii) any shares of Common Stock deliverable under Section 3.6.1 of the Plan shall comply with Article 5.1 below.
(b)Notwithstanding Articles 3.2 or 3.3, the Committee in its absolute discretion may consent to vest this Award in whole or in part to the extent that it may determine and considers reasonable.

(c)Other than as set forth in Article 3.2 and 3.3, or this Article 3.4, any unvested RSUs or PSUs shall expire upon termination of Employment without consideration and Grantee shall have no further rights thereto.

Article 4 Company Policies/Insider Trading Laws
4.1Compensation Recoupment Pursuant to Company Policy(ies) /Applicable Law. This grant is made expressly subject to the Voya Financial Compensation Recoupment Policy (which is available on the Voya Intranet) and/or any similar policy(ies), as in effect from time to time (the “Compensation Recoupment Policies”). Notwithstanding any other provision of this Agreement to the contrary, any shares of Common Stock issued (and/or cash received) hereunder, and/or any amount received with respect to any sale of any such shares, shall be subject to potential recovery or other action in accordance with the terms of the Compensation Recoupment Policies. Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) the Compensation Recoupment Policies and (b) any provision of applicable law relating to recovery of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. To the extent that the terms of this Agreement and the Policy(ies) conflict, then the terms of such policy(ies) shall prevail.

4.2Insider Trading Laws/Personal Trading Policy. By accepting this Award, Grantee acknowledges that Grantee is aware of the restrictions imposed by the United States securities laws (“Insider Trading Laws”) that prohibit transactions, whether direct or indirect and whether a purchase, acquisition, sale, or other disposition, in the Company’s securities (including, without limitation, shares, RSUs and other rights linked to the value of shares) during such times as Grantee is deemed to have material non-public

Exhibit 10.1
information regarding the Company. Grantee also acknowledges that Insider TradingLaws prohibit the disclosure of material non-public information regarding the Company to any person who may trade on the basis of such information (commonly known as “tipping”). Grantee acknowledges that these restrictions are applicable for such time as Grantee has material non-public information regarding the Company, including after termination of employment or service, and agrees that Grantee will comply with all applicable Insider Trading Laws. The Company will not be responsible for Grantee’s compliance with Insider Trading Laws or liable for the failure on Grantee’s part to abide by such Insider Trading Laws. Any restrictions imposed by Insider Trading Laws are separate from and in addition to restrictions and procedures imposed by the Company’s Personal Trading Policy (which is available on the Voya Intranet). For the avoidance of doubt, Grantee acknowledges that Grantee has read the Company’s Personal Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Grantee acquires, purchases, sells, disposes of, or otherwise transacts in the Company’s securities.

Article 5 Various
5.1Compliance with U.S. Tax Law. Grantee understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and this Award shall be administered in accordance with the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, any adjustment of this Award shall be made in compliance with Section 409A of the Code. If Grantee is Retirement-Eligible, RSUs subject to this Award are intended to comply with, and PSUs subject to this Award are intended to be exempt from, Section 409A of the Code, and this Award will be administered and interpreted in accordance with that intent. If Grantee is not Retirement- Eligible, RSUs and PSUs subject to this Award are intended to be exempt from Section 409A of the Code, and this Award will be administered and interpreted in accordance with that intent. In the event that Grantee is a “specified employee” (within the meaning of the Treasury Regulations §1.409A-1(i)) as of the date of Grantee’s “separation from service” (within the meaning of Treasury Regulations §1.409A-1(h)) and if, as a result, any shares of Common Stock cannot be delivered, or this Award cannot be paid or provided, in either case in the manner or at the time otherwise provided in Article 3, without subjecting Grantee to “additional tax”, interest or penalties under Section 409A of the Code, then such shares shall be delivered, or this Award will be paid or provided, on the first day of the seventh month following Grantee’s separation from service.

5.2Delivery of Common Stock or Sale of Common Stock; Withholding.

(a)Except as otherwise provided above and notwithstanding anything in the Plan to the contrary, shares of Common Stock deliverable in respect of vested RSUs or PSUs shall be transferred to the brokerage account of Grantee. Grantee shall provide instructions to the Company and to the administrator of the brokerage account during the designated period(s) prior to the relevant Vesting Date or PSU Vesting Date, as applicable, regarding the retention or sale of all or a portion of

Exhibit 10.1
the delivered shares of Common Stock, in accordance with the procedures established by the Company and the administrator of the brokerage account for the provision of such instructions.

(b)Grantee is ultimately liable and responsible for all taxes owed in connection with vested RSUs or PSUs, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the RSUs or PSUs.

The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of an RSU or PSU or the subsequent delivery or sale of shares of Common Stock issuable pursuant to the RSUs or PSUs. In all cases, however, the Company shall be entitled, at its sole option, to withhold (at the market price of such shares at the time of delivery) shares of Common Stock from Grantee in order to satisfy all or a portion of any tax withholding or similar obligations associated with the vesting or delivery of such shares of Common Stock, and such withholding by the Company shall be effected in priority to any contrary default provision or instructions provided by Grantee. Notwithstanding anything herein to the contrary, in no event shall Grantee be permitted to directly or indirectly elect to accelerate payment in violation of Section 409A of the Code with respect to the RSUs or PSUs to satisfy any FICA tax withholding and related income tax withholding obligations as a result of vesting prior to the applicable delivery date.

5.3Dividend Equivalent Rights. Grantee has, with respect to all RSUs and PSUs granted hereby, a conditional right to receive amounts equal to the regular cash dividends that would have been paid on the shares of Common Stock deliverable upon vesting of such RSUs and PSUs as if such shares of Common Stock had been delivered on the Grant Date. Such amounts will be paid in cash, without interest, subject to the same terms and conditions, including but not limited to those related to vesting, forfeiture, cancellation and payment, as apply to such RSUs and PSUs. Grantee will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified herein.

Article 6 Governing Law and Jurisdiction
6.1Governing Law and Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York. The Company and Grantee irrevocably submit, in respect of any suit, action or proceeding arising out of or relating to or concerning the Plan or the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of any state or federal court located in New York, New York and to be bound by the provisions of Section 3.16 of the Plan.

6.2Partial Invalidity. The parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 7 Grantee Covenants

Exhibit 10.1
7.1In consideration of the Award granted under this Agreement, to the full extent permitted by applicable law, Grantee agrees to abide by the restrictive covenants set forth in this Article 7 in addition to, and not in lieu of, any other restrictive covenants applicable to Grantee, including, but not limited to, such restrictive covenants as may be agreed to in Grantee’s employment agreement, if any.

(a)Protection of confidential information. Grantee agrees, at all times while Grantee is employed by the Company and thereafter, to hold in strictest confidence and not to use, except for the benefit of the Company, or disclose any “Confidential Information,” unless required by subpoena or legal process or expressly permitted by an authorized Company representative. For purposes of this Agreement, “Confidential Information” means any Company or third party proprietary or confidential information in any form, including without limitation any Company trade secrets and any Company non-public technical data, marketing and sales plans, premium or other pricing information, operating policies and manuals, client and prospective client lists and contact information, proposals, client purchasing practices, prices and pricing methodology, and personnel information, and any third party proprietary or confidential information subject to a confidentiality duty on the Company’s part, as well as any other non-public business information in any form that Grantee learns of, obtains, or that is disclosed to Grantee relating to the Company at any time prior to or during the course of Grantee’s employment with the Company. However, Confidential Information does not include any of the foregoing items which has been made generally available to the public or becomes publicly known through no wrongful act of Grantee or any other person owing a duty of confidentiality to the Company.

Without limiting the generality of the foregoing, nothing in this Agreement or otherwise limits Grantee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state, local or foreign governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Grantee for any of these activities, and nothing in this Agreement requires Grantee to waive any monetary award or other payment that Grantee might become entitled to from the SEC or any other Government Agency.

Grantee understands that pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), Grantee shall not be held criminally, or civilly, liable under any federal or state trade secret law for disclosing a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting or investigating a violation of law. Moreover, Grantee understands that Grantee may disclose trade secrets in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. If Grantee files a lawsuit alleging retaliation by the

Exhibit 10.1
Company for reporting a suspected violation of the law Grantee may disclose the trade secret to Grantee’s attorney and use the trade secret in the court proceeding, provided Grantee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(b)Nonsolicitation of employees and agents. Grantee will not, except on behalf of the Company, during the term of Grantee’s employment with the Company and for a period of twelve (12) consecutive months immediately following the Termination Date, whether such termination is at the initiative of Grantee or the Company, and regardless of the reason for separation, directly or indirectly: (i) hire, or solicit for employment any person who is then an employee, agent, broker, broker-dealer, financial planner, registered principal, representative, or contractor of the Company, or (ii) encourage any person who is then an employee, agent, broker, broker-dealer, financial planner, registered principal, representative, or contractor of the Company to terminate or alter their employment or other relationship with the Company. General advertising, by newspaper or other medium, of an open employment or consulting position will not constitute solicitation for purposes of this subsection.

(c)Nonsolicitation of customers. Grantee will not, except on behalf of the Company, during the term of Grantee’s employment with the Company and for a period of twelve (12) consecutive months immediately following the Termination Date, whether such termination is at the initiative of Grantee or the Company, and regardless of the reason for separation, directly or indirectly: (i) call on or solicit any customers of the Company or any prospective customers of the Company which the Company had taken reasonable steps to procure as a customer, in any case with which Grantee had contact or for whom or which Grantee had direct or indirect managerial or supervisory responsibility, in either case during the then- prior twenty-four (24) month period, or about which Grantee had Confidential Information, for the purpose of marketing or selling any products or services competitive with or otherwise substantially similar to the then-current businesses of the Company, or for the purpose of diverting any business away from the Company; or (ii) otherwise disrupt, damage or interfere in any manner with the relationship between the Company and any of their actual or prospective customers, clients, vendors, service providers, or suppliers.

(d)Agreement to Cooperate. Following the termination of Employment, Grantee will cooperate with the Company, without additional compensation, on matters within the scope of Grantee’s responsibilities during Employment. The Company agrees to reimburse reasonable out-of-pocket expenses Grantee incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to Grantee’s other commitments.

(e)Non-Competition. Grantee will not, during the term of Grantee’s employment with the Company and for a period of twelve (12) consecutive months immediately following the Termination Date, whether such termination is at the initiative of Grantee or the Company, and regardless of the reason for separation,

Exhibit 10.1
directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise: associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a United States retirement, investment management, or employee benefits operation of any person or entity that is competitive with the Company’s then-current business, which Grantee acknowledges and agrees as of the Grant Date includes, but is not limited to, each entity included on Annex B hereto (or those United States retirement, investment management, or employee benefits operations of their respective parents, subsidiaries, affiliates, and successors-in-interest), whether or not Grantee is within or outside the United States when such association occurs, and in connection with Grantee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity (A) that is substantially related to any activity that Grantee was engaged in, (B) that is substantially related to any activity for which Grantee had direct or indirect managerial or supervisory responsibility, or
(C) that calls for the application of specialized knowledge or skills (including but not limited to Confidential Information) substantially related to those used by Grantee in Grantee’s activities as an employee of the Company; in each case, for the Company at any time during Grantee’s last 24 months of Employment with the Company.

7.2Grantee acknowledges and agrees that the provisions of this Article 7 are reasonable and necessary to protect the legitimate business interests of the Company. The restrictive covenants contained in this Article 7 are covenants independent of any other agreement between Grantee and the Company and the existence of any claim which Grantee may allege against the Company will not prevent the enforcement of these covenants.

7.3If any provision of Article 7 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

7.4If Grantee violates any of the provisions of this Article 7 during the applicable restricted period, then any such violation will toll and suspend the running of such restricted period from the date the violation commences until the date of its cessation. The period of time will also be tolled during any time period required for litigation during which the Company seeks to enforce its rights under this Agreement.

7.5Grantee acknowledges that these covenants are a material inducement for the Company to make the Award granted under this Agreement. Grantee further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee breaches any of the covenants:

Exhibit 10.1
(a)the Award made to Grantee pursuant to this Agreement will be rescinded;

(b)such breach shall be deemed to be “Misconduct” for purposes of the Voya Financial, Inc. Compensation Recoupment Policy; and
(c)the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants contained in Article 7.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.

Article 8 Definitions
8.1“Disability” shall mean, as determined by the Committee in its sole discretion, an injury or sickness (i) that began during Grantee’s Employment and has caused Grantee to be unable to perform Grantee’s occupation on a full-time or part-time basis for a minimum period of 26 weeks and (ii) for which Grantee has been under a physician’s regular care.
8.2“Pro Rata Factor” shall mean, (i) with respect to RSUs, (x) if the Termination Date falls in the calendar year of the Grant Date the factor that is calculated by dividing the number of months of Employment in the calendar year of the Termination Date (rounded up to the nearest whole number) by 12, (y) if the Termination Date is on or prior to a Vesting Date falling in the calendar year in which the Termination Date occurs, the factor that is calculated by dividing (A) Twelve plus the number of months of Employment in the calendar year that includes the Termination Date (rounded up to the nearest whole number) by (B) 12, and (z) if the Termination Date is after the Vesting Date that falls in the calendar year in which the Termination Date occurs, the factor that is calculated by dividing the number of months of Employment in the calendar year that includes the Termination Date (rounded up to the nearest whole number) by 12; and (ii) with respect to PSUs, the factor that is calculated by dividing the number of months of Employment during the Performance Period (rounded up to the nearest whole number) by the total number of months in the Performance Period.

8.3“Retirement-Eligible” shall mean that each of the following criteria are met, or will be met, as of the last Vesting Date set forth in Article 3.1(a): (i) Grantee is at least 58 years old and (ii) the sum of Grantee’s years of service with the Company and Grantee’s age (in years) is at least 63.

8.4    “Termination Date” shall mean the date upon which Grantee’s Employment with the Company terminates.

Exhibit 10.1

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement effective as of the date first written above.

VOYA FINANCIAL, INC.

Name:
Title:

GRANTEE